EXHIBIT 15

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated October 31, 2012 on our review of interim financial information of MasterCard Incorporated and its subsidiaries (the “Company”) as of September 30, 2012 and for the three and nine month periods ended September 30, 2012 and 2011 and included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2012 is incorporated by reference in its Registration Statements on Form S-8 dated June 30, 2006 (File No. 333-135572), August 9, 2006 (File No. 333-136460), and June 15, 2007 (File No. 333-143777), and the Registration Statement on Form S-3 dated August 2, 2012 (No. 333-183021).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
New York, New York
October 31, 2012